Exhibit 10.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Employment Agreement (the “Amendment”) is effective as of the 23rd day of September, 2015, and is made by and among Hampton Roads Bankshares, Inc., a Virginia corporation having its principal place of business at 641 Lynnhaven Parkway, Virginia Beach, VA 23452 (“HRB”), Bank of Hampton Roads, a corporation organized under the laws of, and authorized by statute to accept deposits and hold itself out to the public as engaged in the banking business in, the Commonwealth of Virginia, having its principal place of business at 641 Lynnhaven Parkway, Virginia Beach, VA 23452 (“BHR” and together with HRB the “Employer”), and Thomas B. Dix III (the “Executive”).

WITNESSETH:

WHEREAS, on August 19, 2014, the Executive and the Employer entered into an employment agreement (the “Agreement”) whereby the Executive agreed to serve as Executive Vice-President, Chief Financial Officer and Treasurer of HRB;

WHEREAS, the parties now desire to amend the Agreement as set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

NOW THEREFORE, in consideration of the Executive’s loyal and dedicated service, as well as the promises and mutual covenants contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

1. Subparagraph (b) of Section 1 of the Agreement (Employment) is deleted in its entirety and replaced with the following:

(b)           The term of this Agreement shall commence on September 23, 2015 (“Effective Date”) and, subject to Section 5(a), will expire on the second anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 5 (the “Term”). On the second anniversary of the Effective Date, and on each anniversary thereafter, the Term shall be extended for an additional one year unless the Employer delivers written notice to the contrary to Executive not less than 90 days prior to the end of the Term. In the event Executive’s employment with the Employer continues after the expiration of the Term, Executive’s post-expiration employment will be at-will. Executive will not be entitled to any rights or benefits as a result of the expiration of this Agreement.

2. Except as expressly modified and amended, all terms, provisions and conditions of the Agreement will remain in full force and effect.

3. This Amendment may be executed in counterparts, each of which shall, for all purposes, be deemed an original, and all of such counterparts will together constitute one and the same amendment.

4. This Amendment will be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives and assigns.

5. This Amendment is effective as of the Effective Date.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Charles M. Johnston
Name:	Charles M. Johnston
Its:	Interim Chief Executive Officer

BANK OF HAMPTON ROADS

By:	/s/ Charles M. Johnston
Name:	Charles M. Johnston
Its:	Interim Chief Executive Officer

EXECUTIVE:

/s/ Thomas B. Dix, III
Thomas B. Dix, III